Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 33-98440, 33-98444, 333-21795, 333-21799, 333-70599, 333-50322, 333-91490, 333-101280, 333-101881, 333-109975 and 333-138845 on Form S-8 of our reports dated August 24, 2007, relating to the consolidated financial statements and consolidated financial statement schedule of CheckFree Corporation (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123(R), “Share Based Payment”), and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of CheckFree Corporation for the year ended June 30, 2007.
/s/ DELOITTE & TOUCHE LLP
Atlanta, Georgia
August 24, 2007